Exhibit(a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

ZOLL Medical Corporation

at

$93.00 Net Per Share

by

Asclepius Subsidiary Corporation

an indirect wholly-owned subsidiary of

Asahi Kasei Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF FRIDAY, APRIL 20, 2012, UNLESS THE OFFER IS EXTENDED.

March 26, 2012

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been engaged by Asclepius Subsidiary Corporation, a Massachusetts corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Asahi Kasei Corporation, a corporation organized in Japan (“Asahi Kasei”), to act as Dealer Manager in connection with Purchaser’s offer to purchase all outstanding shares of common stock, par value $0.01 (the “Shares”), including the associated preferred stock purchase rights issued under the ZOLL Shareholder Rights Agreement (as described in the Offer to Purchase) of ZOLL Medical Corporation, a Massachusetts corporation (“ZOLL”), at a price of $93.00 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 26, 2012 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Certain conditions to the Offer are described in Section 13 of the Offer to Purchase.

Enclosed herewith are the following documents:

1.	Offer to Purchase, dated March 26, 2012;

2.	The Letter to Shareholders of ZOLL from ZOLL’s Chief Executive Officer, accompanied by ZOLL’s Solicitation/Recommendation Statement on Schedule 14D-9;

3.	Letter of Transmittal to be used by stockholders of ZOLL in accepting the Offer and tendering Shares, including Form W-9;

4.	Notice of Guaranteed Delivery; and

5.	A printed letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

In order to tender Shares pursuant to the Offer, a Letter of Transmittal (or manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees, (or, in the case of any book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal, should be sent to and timely received by the Depositary, and either certificates representing the tendered Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company should be delivered, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Neither Asahi Kasei nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent or as otherwise described in Section 16 of the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, at the end of Friday, April 20, 2012, unless the Offer is extended.

If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration date, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent at the address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser’s expense.

Very truly yours,

UBS Securities LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF ASAHI KASEI, ASAHI KASEI HOLDINGS US, INC., PURCHASER, ZOLL, THE INFORMATION AGENT, THE DEALER MANAGER, THE DEPOSITARY OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OTHER THAN THE ENCLOSED DOCUMENTS OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent for the Offer is:

Georgeson Inc.

199 Water Street, 26th Floor

New York, New York 10038

Banks and Brokers Call: (212) 440-9800

All Others Toll Free: (888) 607-9107

The Dealer Manager for the Offer is:

299 Park Avenue

New York, NY 10171-0026

Banks and Brokers Call Collect: (212) 821-6799

All Others Please Call Toll-Free: (888) 217-6011

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